EXHIBIT 99.2

                                  [Letterhead]

NEWS RELEASE
For Immediate Release

                                                   For more information contact:
                                                                    Cliff Bowers
                                                                  Vice-President
                                                        Corporate Communications
                                                                   (920)661-2766


                     NEW YORK STOCK EXCHANGE TRADING BEGINS
                  ON SHARES OF AMERICAN MEDICAL SECURITY GROUP

     GREEN BAY, Wis. -- Sept. 29, 1998 -- Shares of the reconstituted American Medical Security Group, Inc. (ticker AMZ), were officially traded for the first time yesterday on the New York Stock Exchange.

     The beginning of trading in American Medical Security Group (AMSG) common shares follows the completion last week of the company's spinoff of United Wisconsin Services, Inc.

                                 AMS BACKGROUND

     The continuing operations of AMSG consist of the individual and small employer group health business of American Medical Security Holdings, Inc., and its operating subsidiaries (AMS). AMS health care benefit policies are sold by independent agents in 33 states and the District of Columbia. Approximately 578,000 individuals in the U.S. are covered by the company's policies.

     The Green Bay, Wis.-based company specializes in providing cost-effective managed care for the small business market. AMS, with 1997 revenues of approximately $1 billion, offers a full complement of health care services: medical, dental, prescription drug, life insurance and disability.

                                   - Ad One -

     According to the U.S. Department of Census, the small business market where AMS has significant expertise is the fastest-growing segment of the U.S. economy. The segment currently accounts for 21 million businesses, 68 percent of all new U.S. jobs and 57 percent of the nation's private workforce.

     Most AMS health care benefits are provided through PPO (Preferred Provider Organization) plans. PPO plans differ from HMO plans in that they often provide a wider choice of health professionals, fewer benefit restrictions and increased access to specialists at a somewhat higher price than HMOs. Medical plan enrollment has grown faster in PPOs than in HMOs in recent years. At the end of 1997, 35 percent of the nation's employees was covered by PPO health plans and 30 percent was enrolled in HMO plans.

     In addition to its nearly 578,000 medical members, AMS has approximately
                             411,000 dental members
                                 2,000 employees
                              70 U.S. sales offices
                            38,000 independent agents

     AMS owns two provider networks through which nearly a quarter of its business is conducted. It also leases networks to ensure cost efficient health care choices for its customers. Other alliances include:
                                 7,000 hospitals
                            400,000 medical providers
                                50,000 pharmacies

                                   AMS HISTORY

     AMS was founded in 1988 as a joint venture between United Wisconsin Services and two health care industry entrepreneurs. AMS grew rapidly until 1995 and 1996 when it experienced significant operating losses. In 1996, UWS exercised its option to purchase the remainder of AMS. At that time, Samuel V. Miller was named President & Chief Operating Officer.

                                   - Ad Two -

     Miller initiated a far-reaching turnaround strategy that returned AMS to profitability in 1997. Improved health-loss and health-expense ratios, a restructured sales and marketing strategy, and a new senior management team were central components of the turnaround.

                             CURRENT AMS MANAGEMENT

     SAMUEL V. MILLER -- CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER

     Prior to joining AMS, Miller was a member of the Executive Staff Planning Group with Travelers Group in New York. In that capacity he served as Chairman and Group Chief Executive of National Benefit Life Insurance Company and Primerica Financial Services Ltd. of Canada.

     He was also one of the builders of Employers Health, now the small group business of Humana, where he worked as Senior Vice President of Sales & Marketing. He later took on additional responsibility as Chief Operating Officer and led the company's sale to American Express in 1982.

     Miller moved to American Express Life in 1984 and presided over the building of the largest long-term-care business in America. He was also a member of the Senior Management Committee at American Express in New York and was President & CEO of American Express Life.

     Within the first 12 months of becoming President & CEO of AMS, Miller assembled a new team of executive officers with significant professional and industry experience. Those executives include Edward R. Skoldberg, Executive Vice President & Chief Operating Officer; Gary D. Guengerich, Executive Vice President & Chief Financial Officer; and Timothy J. Moore, Senior Vice President, General Counsel and Corporate Secretary.

     Last week the AMSG board of directors elected Miller Chairman, President & CEO of the company. Skoldberg, Guengerich and Moore have been elected to the same offices with AMSG they previously held with AMS.

                                  - Ad Three -

                                OVERALL STRATEGY

     The  central  company   objective  is  to  build  a  multi-billion   dollar
corporation that is the nation's foremost small group, managed care organization. It will do so by expanding sales through independent agents and by continuing to reduce loss and expense ratios.

     In addition, AMSG will continue to leverage its expense ratio advantage and its expertise in the small group segment to acquire books of business during a period of industry consolidation. In September 1997, AMS purchased the individual and small group business of Pan-American Life Insurance Company. It acquired much of Pan-American's remaining domestic health benefit business in July 1998.

                                    # # # # #

     CAUTIONARY STATEMENT: This release contains forward-looking statements with respect to the financial condition, results of operations and business of American Medical Security Group, Inc. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results or events to differ materially from those contemplated include rising health care costs, business conditions and competition in the managed care industry, developments in health care reform and other regulatory issues and other factors that may be referred to in the Company's reports filed with the Securities and Exchange Commission from time to time.